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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 25/Amendment No. 248 to Registration Statement Nos. 333-96775/811-08306 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, our report dated April 12, 2011, relating to the financial statements of First MetLife Investors Insurance Company, and our report dated April 6, 2011(August 9, 2011 as to Note 16), relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries, all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
September 2, 2011